Exhibit 99

Midwest Air Group, Inc.
6744 South Howell Avenue
Oak Creek, Wisconsin 53154-1402
414-570-4000
www.midwestairlines.com
Traded: AMEX (MEH)

Media Inquiries: Carol Skornicka, 414-570-3980 (o), 414-303-6516 (c) or Carol.Skornicka@midwestairlines.com

Analyst/Investor Inquiries: Dennis O’Reilly, 414-570-3954 (o) or Dennis.O’Reilly@midwestairlines.com

FOR IMMEDIATE RELEASE

April 10, 2006

MIDWEST AIR GROUP REPORTS MARCH PERFORMANCE

Milwaukee, Wisconsin, April 10, 2006 – Midwest Air Group, Inc. (AMEX: MEH) today reported March performance data for Midwest Airlines and Midwest Connect.

Midwest Air Group, Inc. – Performance Report
					Three Months Ended
	March				March 31,
	2006	2005	% Change		2006	2005	% Change
Midwest Airlines Operations
Origin & Destination Passengers	328,696	266,979	23.1		827,674	661,750	25.1
Scheduled Service Revenue Passenger Miles (000s)	351,621	282,474	24.5		886,035	701,295	26.3
Scheduled Service Available Seat Miles (000s)	432,776	361,232	19.8		1,225,977	995,302	23.2
Total Available Seat Miles (000s)	443,758	370,370	19.8		1,254,077	1,016,954	23.3
Load Factor (%)	81.2%	78.2%	3.1	pts.	72.3%	70.5%	1.8	pts.
Revenue Yield (estimate)	$0.1265	$0.1185	6.7		$0.1231	$0.1111	10.8
Revenue per Schd. Svc. ASM (1) (estimate)	$0.1083	$0.0969	11.8		$0.0945	$0.0827	14.3
Average Passenger Trip Length (miles)	1,070	1,058	1.1		1,071	1,060	1.0
Number of Flights	4,584	3,675	24.7		12,964	10,107	28.3
Into-plane Fuel Cost per Gallon (estimate)	$2.04	$1.73	17.9		$2.01	$1.59	26.4

Midwest Connect Operations
Origin & Destination Passengers	72,233	70,468	2.5		192,502	186,734	3.1
Scheduled Service Revenue Passenger Miles (000s)	21,800	20,295	7.4		58,256	54,408	7.1
Scheduled Service Available Seat Miles (000s)	32,109	33,398	(3.9)		93,890	94,097	(0.2)
Total Available Seat Miles (000s)	32,222	33,398	(3.5)		94,257	94,343	(0.1)
Load Factor (%)	67.9%	60.8%	7.1	pts.	62.0%	57.8%	4.2	pts.
Revenue Yield (estimate)	$0.3808	$0.3546	7.4		$0.3809	$0.3423	11.3
Revenue per Schd. Svc. ASM (1) (estimate)	$0.2647	$0.2220	19.3		$0.2424	$0.2036	19.0
Average Passenger Trip Length (miles)	302	288	4.8		303	291	3.9
Number of Flights	4,853	5,200	(6.7)		14,119	14,662	(3.7)
Into-plane Fuel Cost per Gallon (estimate)	$2.09	$1.71	21.8		$2.05	$1.63	25.7

(1)   Passenger, Cargo and Other Transport Related Revenue divided by Scheduled Service ASMs.

Note: All statistics exclude charter operations except total available seat miles and into-plane fuel cost. Numbers may not recalculate due to rounding.

Midwest Airlines features jet service throughout the United States, including Milwaukee’s most daily nonstop flights and best schedule to major destinations. Skyway Airlines, Inc. – its wholly owned subsidiary – operates as Midwest Connect, which offers connections to Midwest Airlines as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together, the airlines offer service to 47 cities. More information is available at midwestairlines.com.

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